                                                                    Exhibit 99.1

[WCI COMMUNITIES, INC LOGO]

                               Investor Contact:  Steve Zenker
                                                  (239) 498-8066
                                                  stevezenker@wcicommunities.com

                               Media Contact:     Ken Plonski
                                                  (239) 498-8691
                                                  kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

                   WCI EARNINGS EXCEED SECOND QUARTER GUIDANCE

FINANCIAL HIGHLIGHTS:

-     Net income: $17.0 million vs. company guidance of $10 to $15 million
-     Diluted EPS: $0.38
-     Revenue: $312.5 million - up 5.0%
-     New orders: $445.7 million - up 66.5%
-     Record backlog of $971.2 million - up 18.4%

BONITA SPRINGS, FL (JULY 29, 2003) WCI Communities, Inc. (NYSE: WCI), a leading builder of highly amenitized lifestyle communities, today reported results for the second quarter ended June 30, 2003. Net income for the second quarter exceeded the company's expectations at $17.0 million, down from the $31.1 million earned in the second quarter of 2002. Diluted earnings per share of $0.38 declined 43.3% from the $0.67 earned the same period a year ago while revenues were up 5.0% to $312.5 million. For the six month period ended June 30, 2003, net income declined 42.2%, from $50.0 million to $28.9 million, while diluted earnings per share dropped 44.8% from $1.16 to $0.64. Revenues over the same period increased 4.2% to $551.2 million from $529.2 million.

"Overall, we are pleased with our financial performance in the second quarter," said WCI President Jerry Starkey. "We have expected lower earnings in the first two quarters of this year primarily because new orders for the luxury tower business have been impacted by world and economic conditions over the last 18 months and because of timing differences in the initial reporting of revenues from towers commencing construction during this year compared to last. The Traditional Homebuilding, Amenities and Real Estate Services divisions each exceeded expectations and bolstered our second quarter results. New order growth and a record backlog underscore our ability to deliver full-year results of $100 to $110 million in net income and earnings per share of $2.17 to $2.39 as previously guided, notwithstanding the economy's impact on the luxury/second home portion of our business."

Starkey continued, "The signals remain mixed with respect to the timing of a sustained recovery in our luxury/second-home segment. Demand for some luxury products remains soft, but our recent successes with two towers, Veracruz (Marco Island) and One Bal Harbour (North Miami Beach) - each with average unit sales prices of approximately $2 million, suggest that consumer demand for our premier towers in unique locations is regaining momentum. Low interest rates have generally fueled growth in the primary home sector, but have also dampened retirement demand to some degree. As the economy enters a sustained recovery, we believe demand will increase for our luxury homes. Likewise, increasing interest rates are expected to benefit our retirement home sales, since retirees often feel wealthier when the yields on fixed income securities rise. In all cases, WCI's business model is driven by very compelling demographic trends.

"The long-term prospects for growth in the primary, luxury/second home and retirement sectors remain strong, given the fact that over the next fifteen years, 78 million Americans will move into their peak earning years while many will also reach retirement age. This Baby Boom generation will also benefit from the largest intergenerational transfer of wealth in history. According to American Demographics magazine, there are over six million second homes in the U.S. today and the growth rate of second home purchases is double the rate achieved in the 1990s."

New orders for the second quarter totaled $445.7 million, up 66.5% from the $267.7 million recorded in the second quarter of 2002. The company's backlog rose to a record $971.2 million, up 18.4% from the $820.1 million reported a year earlier. The average sales price for new orders rose to $765,000, up 67.8% over the second quarter of 2002 with traditional homebuilding sales prices up 25.0% and tower unit prices up 20.7%. The primary and move-up segment accounted for 46% of the homes sold in the quarter compared to 37% for the second home/luxury market and 17% for the affordable retirement market.

TRADITIONAL HOMEBUILDING

Second quarter revenues in the Traditional Homebuilding division were $110.7 million, up 41.9% compared to the second quarter of 2002. Second quarter unit deliveries were 336 compared to 247 during the same period last year. The average unit price at delivery was up 4.4% to $330,000 from $316,000. Contribution margin as a percentage of revenue was 23.0%, up 30 basis points over the second quarter of 2002 due to increased volume and average sales price.

For the six months, revenues were up 19.4% to $177.6 million from $148.8 million in the same period a year ago. Contribution margin for the six month period rose to $45.3 million compared to $36.8 million a year earlier, while contribution margin as a percentage of revenue rose 80 basis points to 25.5%, reflecting a shift in product mix, and selected price increases.

"We are pleased to see revenues increasing and margins expanding in our Traditional Homebuilding business," said Starkey. "Our primary/move-up business has been strong, with two new communities in this segment initially delivering units this year. We see solid growth and performance in Traditional Homebuilding for the foreseeable future."

TOWER HOMEBUILDING

Second quarter revenues in the Tower Homebuilding division were down 22.9% to $133.8 million from $173.6 million in the second quarter of 2002. During the quarter, there were 13 towers under construction and recognizing revenue, compared to 14 in the same quarter last year. Contribution margin contracted to 31.0% from 40.1%, partly as a result of a planned mix shift toward lower-priced and lower-margin, smaller-unit towers, as well as the use of incentives on unsold high-margin units in completed towers. On a long-term basis, the company expects Tower Homebuilding to have a sustainable margin in the range of 30 to 35%.

For the six month period, tower revenues decreased 11.6% to $254.3 million compared to $287.7 million in the prior year. Contribution margin decreased to $80.2 million, a 30.2% decrease from $114.9 million.

The decreases in second quarter and year-to-date revenues and contribution margins for the division were mainly due to the fact that the company had more high-margin towers recognizing revenue in the second quarter of 2002, including the Belize tower, which began recognizing revenue that quarter. The company expects tower revenue comparisons to become favorable in the third quarter and for the full year based upon a late third quarter construction start of the Veracruz tower on Marco Island.

AMENITIES

Second quarter revenues in the Amenities division rose 5.9% to $16.1 million, up from $15.2 million in the second quarter of 2002. Contribution margin reached $2.5 million, a 3.4% increase over second quarter results a year ago. Both revenue and contribution margin levels exceeded company expectations and were enhanced by the sale of all remaining equity memberships at Deering Bay, a community where WCI will complete and close all housing inventory during 2003.

For the six month period, the Amenities division experienced a 9.1% decrease in revenues from $35.3 million to $32.1 million. Contribution margin as a percentage of revenue declined to 15.5% in the second quarter compared to 21.9% in the same quarter last year, primarily due to slower luxury membership sales and a mix of fewer marina slips.

For the entire year, the company continues to expect lower revenues and contribution margins for the Amenities division due to start-up operating deficits in five new clubs and fewer marina slip sales.

REAL ESTATE SERVICES

Second quarter revenues in the Real Estate Services division of $29.7 million were up 19.8% compared to $24.8 million in the second quarter of 2002. Prudential WCI Realty, increased quarterly revenues 17.8%, to $22.5 million from $19.1 million over the same period last year while contribution margin as a percentage of revenue increased 230 basis points to 14.8% from 12.5% a year ago.

WCI's title service and mortgage banking units, First Fidelity Title and FRG Mortgage, increased quarterly revenues 95.0% and 58.8% to $3.0 million and $2.2 million, respectively, over the same period last year. Contribution margin percentage for First Fidelity Title climbed to 44.8%, up from 24.0% last year, while contribution margin percentage for FRG Mortgage improved to 27.2% versus 12.6% in the second quarter of 2002.

LAND SALES AND OTHER

Land sales and other generated $5.9 million in contribution margin on $21.4 million in revenues during the second quarter. The company anticipates sales of land not intended for homebuilding will account for about 3.0% of 2003 revenues, which is consistent with its sustainable mix of 3% to 5% of revenues.

CASH FLOW/FINANCIAL POSITION/BALANCE SHEET

Through June 30, 2003, net cash used in operating activities, including the purchase and development of real estate inventories, totaled $90.5 million compared to $219.4 million for the first six months of 2002. In June, WCI expanded the amount available under its senior unsecured revolving credit facility by $55.0 million to $405.0 million. Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled $271.7 million at June 30, 2003. The ratio of net debt to net capitalization of 54.3% remained within company expectations.

                                 CONFERENCE CALL

WCI will conduct a conference call tomorrow at 10:00 AM EDT in conjunction with this release. The call will be broadcast live at www.wcicommunities.com or can be accessed by telephone at (706) 643-1644. A replay will be available after the call for a period of 48 hours by dialing (800) 642-1687 and entering conference code 1912514. The replay will also be available on the company's website until August 31, 2003. A slide presentation will accompany the call and can be accessed on the company's website in the Investor Relations section.

ABOUT WCI

Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 600 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements

                                       ###

      FOR MORE INFORMATION ABOUT WCI AND ITS RESIDENTIAL COMMUNITIES VISIT
                             WWW.WCICOMMUNITIES.COM

                             WCI COMMUNITIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                         JUNE 30,          DECEMBER 31,
                                                           2003                2002
                                                        ----------         ------------
ASSETS

Cash and cash equivalents                               $   38,675         $   49,789
Contracts receivable                                       431,134            515,021
Real estate inventories                                  1,154,417            977,524
Property and equipment                                     151,155            127,152
Other assets                                               254,154            234,406
                                                        ----------         ----------
Total assets                                            $2,029,535         $1,903,892
                                                        ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, accruals and other liabilities        $  501,054         $  510,448
                                                        ----------         ----------
Debt obligations:
  Senior unsecured credit facility                         171,975             44,935
  Mortgages and notes payable                              121,953            130,624
  Senior subordinated notes                                554,128            554,397
                                                        ----------         ----------
    Total debt obligations                                 848,056            729,956
                                                        ----------         ----------
Total shareholders' equity                                 680,425            663,488
                                                        ----------         ----------
Total liabilities and shareholders' equity              $2,029,535         $1,903,892
                                                        ==========         ==========
OTHER BALANCE SHEET DATA

Debt                                                    $  848,056         $  729,956
Shareholders' equity                                       680,425            663,488
                                                        ----------         ----------
Capitalization                                          $1,528,481         $1,393,444
                                                        ==========         ==========
Ratio of debt to capitalization                               55.5%              52.4%
Debt, net of cash and cash equivalents                  $  809,381         $  680,167
Shareholders' equity                                       680,425            663,488
                                                        ----------         ----------
Capitalization, net of cash and cash equivalents        $1,489,806         $1,343,655
                                                        ==========         ==========
Ratio of net debt to net capitalization                       54.3%              50.6%

                              WCI COMMUNITIES, INC.
                   SELECTED REVENUES AND EARNINGS INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE THREE MONTHS ENDED        FOR THE SIX MONTHS ENDED
                                                              JUNE 30,                         JUNE 30,
                                                     --------------------------        -------------------------
                                                       2003             2002             2003             2002
                                                     --------         --------         --------         --------
REVENUES
  Homebuilding:
    Traditional                                      $110,733         $ 78,046         $177,599         $148,836
    Towers                                            133,751          173,639          254,256          287,655
    Lots                                                  736            2,235              953            5,550
  Amenity membership and operations                    16,142           15,202           32,103           35,298
  Real estate services                                 29,744           24,753           54,864           43,546
  Land sales and other                                 21,415            3,878           31,402            8,311
                                                     --------         --------         --------         --------
    Total revenues                                    312,521          297,753          551,177          529,196
                                                     --------         --------         --------         --------
CONTRIBUTION MARGIN
  Homebuilding:
    Traditional                                        25,502           17,685           45,298           36,843
    Towers                                             41,434           69,583           80,242          114,863
    Lots                                                  157            1,336              108            3,271
  Amenity membership and operations                     2,544            2,461            4,965            7,746
  Real estate services                                  5,230            3,579            8,766            5,755
  Land sales and other                                  5,937            1,492           13,777            5,760
                                                     --------         --------         --------         --------
    Total contribution margin                          80,804           96,136          153,156          174,238
                                                     --------         --------         --------         --------
  Selling, general, administrative and
    other, including real estate taxes, net            36,199           29,495           73,780           63,771
  Expenses related to early repayment of debt              --            3,282               --            3,282
  Depreciation and amortization                         2,656            2,118            5,202            4,148
                                                     --------         --------         --------         --------
    Earnings before interest and income taxes          41,949           61,241           74,174          103,037
  Interest expense, net                                14,047           10,325           26,928           21,186
  Income tax expense                                   10,881           19,816           18,388           31,891
                                                     --------         --------         --------         --------
    Net income                                       $ 17,021         $ 31,100         $ 28,858         $ 49,960
                                                     ========         ========         ========         ========

EARNINGS PER SHARE

  Basic                                              $   0.39         $   0.70         $   0.65         $   1.21
  Diluted                                            $   0.38         $   0.67         $   0.64         $   1.16

WEIGHTED AVERAGE NUMBER OF SHARES
  Basic                                                43,866           44,317           44,148           41,248
  Diluted                                              45,317           46,289           45,213           42,965
OPERATING DATA
  Reconciliation of net income to EBITDA
    Net income                                       $ 17,021         $ 31,100         $ 28,858         $ 49,960
      Add:
        Interest expense, net                          14,047           10,325           26,928           21,186
        Income tax expense                             10,881           19,816           18,388           31,891
        Depreciation and amortization                   2,656            2,118            5,202            4,148
                                                     --------         --------         --------         --------
  Total EBITDA                                       $ 44,605         $ 63,359         $ 79,376         $107,185
                                                     ========         ========         ========         ========
  Ratio of EBITDA to total revenues                      14.3%            21.3%            14.4%            20.3%
  Interest incurred                                  $ 17,570         $ 16,474         $ 34,455         $ 31,541

                             WCI COMMUNITIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE SIX MONTHS ENDED
                                                            JUNE 30,
                                                   ---------------------------
                                                      2003              2002
                                                   ---------         ---------
Cash flows from operating activities:
  Net income                                       $  28,858         $  49,960
  Increase in real estate inventories               (156,543)         (123,791)
  Decrease (increase) in contracts receivable         83,887          (221,149)
  All other                                          (46,680)           75,613
                                                   ---------         ---------
Net cash used in operating activities                (90,478)         (219,367)
                                                   ---------         ---------
Net cash used in investing activities                (51,140)          (15,294)
                                                   ---------         ---------

Cash flows from financing activities:

  Net borrowings under debt obligations              118,369            73,029
  Proceeds from issuance of common stock                  --           138,201
  All other                                           12,135            (6,987)
                                                   ---------         ---------
Net cash provided by financing activities            130,504           204,243
                                                   ---------         ---------
Net decrease in cash and cash equivalents          $ (11,114)        $ (30,418)
                                                   =========         =========

                              WCI COMMUNITIES, INC.
                          HOMEBUILDING OPERATIONAL DATA
                             (DOLLARS IN THOUSANDS)

                                                  FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                                           JUNE 30,                        JUNE 30,
                                                  --------------------------       ------------------------
                                                     2003            2002            2003            2002
                                                   --------        --------        --------        --------
TRADITIONAL HOMEBUILDING DIVISION
  Average Selling Price Per Home Closed            $    330        $    316        $    336        $    315
  Homes Closed (Units)                                  336             247             529             472
  Net New Orders For Homes (Units)                      423             519             819           1,016
  Contract Values of New Orders                    $175,344        $172,518        $355,545        $329,183
  Average Selling Price Per New Order              $    415        $    332        $    434        $    324

TOWER DIVISION
  Net New Orders (Units)                                160              68             213             160
  Contract Values of New Orders                    $270,368        $ 95,181        $329,702        $189,174
  Average Selling Price Per New Order              $  1,690        $  1,400        $  1,548        $  1,182
COMBINED TRADITIONAL HOMEBUILDING AND TOWER
    DIVISIONS
  Net New Orders (Units)                                583             587           1,032           1,176
  Contract Values of New Orders                    $445,712        $267,699        $685,247        $518,357
  Average Selling Price Per New Order              $    765        $    456        $    664        $    441

                                                        JUNE 30,      DECEMBER 31,      JUNE 30,
                                                          2003            2002            2002
                                                        --------      ------------      --------
TRADITIONAL HOMEBUILDING DIVISION
  Backlog (Units)                                          1,159             869           1,160
  Backlog Contract Values                               $518,394        $339,277        $445,748
  Active Communities                                          13              14              16

TOWER DIVISION
  Cumulative Contract Values                            $887,203        $894,032        $995,269
  Cumulative Revenue Recognized                          434,380         516,230         620,906
  Backlog Contract Values                                452,823         377,802         374,363
  Towers Under Construction during the
    quarter recognizing revenue                               13              17              14
  Aggregate Backlog Contract Values,
    Traditional Homebuilding and Tower Divisions        $971,217        $717,079        $820,111